Exhibit 10-1

John H. Sottile

7825 South Tropical Trail

Merritt Island, FL 32952

January 23, 2009

Gentlemen,

Although the Company is weathering well the current economic storm, I believe that in light of the national economic conditions, it is appropriate that I elect to waive for 2009 the COL increase prescribed in my Employment Contract and to further decrease my salary by 5% for calendar year 2009. In addition, I have advised the compensation committee I wish to forgo consideration for any bonus with respect to 2008.

This waiver does not otherwise waive any rights I have in my Employment Agreement and is limited to my 2009 salary and any bonus for 2008. The formula prescribed by the Employment Contract and the base figures will remain as determined in the Employment Agreement as though this waiver and the election to decrease my 2009 salary had not been made. Thank you for your continued cooperation.

Sincerely,

/s/ JOHN H. SOTTILE